Exhibit 99.1
eHealth, Inc. Announces Fourth Quarter 2020 and Fiscal 2020 Results

Fourth Quarter 2020 Overview

•Revenue for the fourth quarter of 2020 was $293.3 million, a 3% decrease compared to $301.7 million for the fourth quarter of 2019.
•GAAP net income for the fourth quarter of 2020 was $59.9 million compared to net income of $88.8 million for the fourth quarter of 2019.
•Adjusted EBITDA was $84.2 million for the fourth quarter of 2020 compared to $142.6 million for the fourth quarter of 2019.
•Revenue and adjusted EBITDA for the fourth quarter of 2019 include the positive impact of $42.3 million in revenue resulting from a change in estimate for expected cash commission collections relating to Medicare Advantage plans enrolled in prior to the fourth quarter of 2019.
•Excluding the impact of the $42.3 million change in estimate in the fourth quarter of 2019 , our fourth quarter 2020 revenue increased 13% compared to a year ago.
•Fourth quarter 2020 approved members for Medicare Advantage products of 217,278, a 30% increase compared to the fourth quarter of 2019.
•Drove online penetration with 43% of major medical Medicare applications submitted online in the fourth quarter of 2020 compared to 36% in the fourth quarter of 2019.
•Launched online Customer Center aimed at further enhancing consumer experience and increasing customer engagement and retention. Customer Center sign-ups are currently above 100,000.

SANTA CLARA, California — February 18, 2021 — eHealth, Inc. (NASDAQ: EHTH), a leading private online health insurance marketplace, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2020.

“Although 2020 presented challenges, eHealth made notable progress building out our capabilities, and positioning the company to capture significant market opportunities ahead,” said Scott Flanders, Chief Executive Officer of eHealth. “As part of our strategy to drive growth, increase quality of enrollments and achieve higher lifetime values, we made investments in our e-commerce platform and implemented a multifaceted program to improve member retention.”

“We believe that issues that impacted our fourth quarter performance were isolated and can be corrected in the near term. We took decisive and critical actions to fix these issues and cement a strong foundation for our long-term performance. Our actions are already demonstrating results in the first quarter in the form of increased agent productivity, customer engagement and enrollment growth. Looking ahead, we are confident that we have taken steps necessary to put us on track to meaningfully improve performance in 2021 and beyond.”

Mr. Flanders concluded, “Over the last four-plus years, we have built a strong foundation with a best-in-class consumer facing e-commerce platform and executed a deliberate plan that has enabled us to achieve significant growth. As we move into eHealth’s next stage, we are confident that we have the right strategy to continue driving growth, enhance profitability and deliver meaningful returns to shareholders.”

GAAP — Fourth Quarter of 2020 Results

Revenue — Revenue for the fourth quarter of 2020 totaled $293.3 million, a 3% decrease compared to $301.7 million for the fourth quarter of 2019. Commission revenue for the fourth quarter of 2020 totaled $254.2 million, a 10% decrease compared to $282.1 million for the fourth quarter of 2019. Other revenue for the fourth quarter of 2020 was $39.1 million, a 99% increase compared to $19.7 million for the fourth quarter of 2019.

Excluding the impact of $42.3 million in revenue resulting from a change in estimate for expected cash commission collections relating to Medicare Advantage plans enrolled in prior to the fourth quarter of 2019 that we reported with our fourth quarter 2019 results, fourth quarter 2020 total revenue and commission revenue increased 13% and 6%, respectively, compared to the fourth quarter of 2019.

Revenue from the Medicare segment was $269.9 million for the fourth quarter of 2020, a 5% decrease compared to $282.6 million for the fourth quarter of 2019. Excluding the $42.3 million in revenue resulting from the change in estimate we reported for the fourth quarter of 2019, fourth quarter 2020 Medicare segment revenue increased 12% compared to the fourth quarter of 2019. Revenue from the Individual, Family and Small Business segment was $23.4 million for the fourth quarter of 2020, a 22% increase compared to $19.1 million for the fourth quarter of 2019.

Income from Operations — Income from operations was $79.4 million for the fourth quarter of 2020, a 36% decrease compared to $123.1 million for the fourth quarter of 2019.

Pre-Tax Income — Pre-tax income was $79.3 million for the fourth quarter of 2020, a 36% decrease compared to $123.4 million for the fourth quarter of 2019.

Provision for Income Taxes — Provision for income taxes was $19.5 million for the fourth quarter of 2020, a 44% decrease compared to $34.6 million for the fourth quarter of 2019.

Net Income — Net income was $59.9 million for the fourth quarter of 2020, or $2.20 net income per diluted share, a 33% decrease compared to $88.8 million, or $3.58 net income per diluted share, for the fourth quarter of 2019.

Segment Profit — Medicare segment profit was $82.6 million for the fourth quarter of 2020, a 45% decrease compared to $149.3 million for the fourth quarter of 2019. Excluding the impact of the $42.3 million in revenue in the fourth quarter of 2019 related to the change in estimate discussed above, fourth quarter 2020 Medicare segment profit decreased 23% compared to the fourth quarter of 2019. Individual, Family and Small Business segment profit was $15.9 million for the fourth quarter of 2020, a 91% increase compared to $8.3 million for the fourth quarter of 2019.

Non-GAAP(1) — Fourth Quarter of 2020 Results

Non-GAAP Net Income — Non-GAAP net income for the fourth quarter of 2020 was $63.1 million, or $2.32 non-GAAP net income per diluted share, compared to non-GAAP net income of $102.5 million, or $4.13 non-GAAP net income per diluted share, for the fourth quarter of 2019.

Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2020 are calculated by excluding $3.5 million of stock-based compensation expense, $0.3 million of amortization of intangible assets and $0.6 million of the income tax effect of these non-GAAP adjustments from GAAP net income and GAAP net income per diluted share.

Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2019 are calculated by excluding $9.2 million of stock-based compensation expense, $9.0 million expense related to the change in fair value of earnout liability related to our acquisition of GoMedigap,$0.5 million of amortization of intangible assets, and $5.0 million of the income tax effect of these non-GAAP adjustments from GAAP net income and GAAP net income per diluted share.

Adjusted EBITDA — Adjusted EBITDA was $84.2 million for the fourth quarter of 2020 compared to $142.6 million for the fourth quarter of 2019. Excluding the impact of the $42.3 million in revenue in the fourth quarter of 2019 related to the change in estimate discussed above, our adjusted EBITDA was $100.3 million in the fourth quarter of 2019.

Approved Members, New Paying Members and Estimated Membership

Approved Members — The number of approved members for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Medicare Part D Prescription Drug Plans, was 281,044 in the fourth quarter of 2020, a 3% increase compared to 273,244 in the fourth quarter of 2019. The number of approved members for Medicare Advantage products was 217,278 in the fourth quarter of 2020, a 30% increase compared to 167,073 in the fourth quarter of 2019. The number of approved members for major medical individual and family plan products was 14,281 in the fourth quarter of 2020, a 2% decrease compared to 14,547 in the fourth quarter of 2019.

New Paying Members — The number of new paying members for all Medicare products was 172,365 in the fourth quarter of 2020, a 10% increase compared to 156,892 in the fourth quarter of 2019. The number of new paying members for Medicare Advantage products was 136,857 in the fourth quarter of 2020, an 18% increase compared to 116,351 in the fourth quarter of 2019. The number of new paying members for major medical individual and family plan products was 4,137 in the fourth quarter of 2020, a 36% increase compared to 3,032 in the fourth quarter of 2019. New paying members consist of approved members from the period presented and any periods prior to the period presented from whom we have received an initial commission payment during the period presented.

Estimated Membership — Total estimated membership as of December 31, 2020 was 1,285,346, an 12% increase compared to the 1,146,115 estimated members we reported as of December 31, 2019. Estimated Medicare membership as of December 31, 2020 was 875,973, a 23% increase compared to the 710,649 estimated members reported as of December 31, 2019. Estimated Medicare Advantage membership as of December 31, 2020 was 533,282, a 32% increase compared to the 404,694 estimated members reported as of December 31, 2019. Estimated major medical individual and family plan membership as of December 31, 2020 was 116,247, a 10% decrease compared to the 128,487 estimated members reported as of December 31, 2019.

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(1) See Non-GAAP Financial Information section for definitions of our non-GAAP financial measures.

Online Submitted Applications — The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform, which is a combination of agent unassisted and partially agent assisted online applications, increased from 36.1% for the fourth quarter of 2019 to 42.6% for the fourth quarter of 2020.

Cash — Fourth Quarter of 2020

Cash Flows — Net cash used in operating activities was $96.9 million for the fourth quarter of 2020 compared to net cash used in operating activities of $56.8 million for the fourth quarter of 2019.

GAAP — Fiscal Year 2020 Results

Revenue — Revenue for the year ended December 31, 2020 totaled $582.8 million, a 15% increase compared to $506.2 million for the year ended December 31, 2019. Commission revenue for the year ended December 31, 2020 totaled $508.2 million, a 9% increase compared to $466.7 million for the year ended December 31, 2019. Other revenue for the year ended December 31, 2020 was $74.6 million, an 89% increase compared to $39.5 million for the year ended December 31, 2019.

Excluding the impact of the $42.3 million in revenue in the fourth quarter of 2019 related to the change in estimate discussed above, our full year 2020 total revenue and commission revenue increased 26% and 20%, respectively, compared to 2019.

Revenue from our Medicare segment was $516.8 million for the year ended December 31, 2020, a 16% increase compared to $447.0 million for the year ended December 31, 2019. Excluding the impact of the $42.3 million in revenue in the fourth quarter of 2019 related to the change in estimate discussed above, our full year 2020 Medicare segment revenue increased 28% compared to 2019. Revenue from our Individual, Family and Small Business segment was $66.0 million for the year ended December 31, 2020, an 11% increase compared to $59.2 million for the year ended December 31, 2019.

Income from Operations — Income from operations for the year ended December 31, 2020 was $53.3 million, a 34% decrease compared to income from operations of $81.4 million for the year ended December 31, 2019.

Pre-Tax Income — Pre-tax income for the year ended December 31, 2020 was $54.0 million, a 35% decrease compared to pre-tax income of $83.5 million for the year ended December 31, 2019.

Provision for Income Taxes — Provision for income taxes for the year ended December 31, 2020 was $8.5 million, a 49% decrease compared $16.6 million for the year ended December 31, 2019.

Net Income — Net income for the year ended December 31, 2020 was $45.5 million, or $1.68 net income per diluted share, a 32% decrease compared to net income of $66.9 million, or $2.73 net income per diluted share, for the year ended December 31, 2019.

Segment Profit — Medicare segment profit was $102.0 million for the year ended December 31, 2020, a 34% decrease compared to $155.2 million for the year ended December 31, 2019. Excluding the impact of the $42.3 million in revenue in the fourth quarter of 2019 related to the change in estimate discussed above, our full year 2020 Medicare segment revenue decreased 10% compared to 2019. Individual, Family and Small Business segment profit was $39.4 million for the year ended December 31, 2020, a 69% increase compared to $23.4 million for the year ended December 31, 2019.

Non-GAAP(1) — Fiscal Year 2020 Results

Non-GAAP Net Income — Non-GAAP net income for the year ended December 31, 2020 was $65.6 million, or $2.43 non-GAAP net income per diluted share, compared to non-GAAP net income of $102.0 million, or $4.16 non-GAAP net income per diluted share, for the year ended December 31, 2019.

Non-GAAP net income and non-GAAP net income per diluted share for the year ended December 31, 2020 are calculated by excluding $25.2 million of stock-based compensation expense, $1.5 million of amortization of intangible assets, and $6.5 million of the income tax effect of these non-GAAP adjustments from GAAP net income and GAAP net income per diluted share.

Non-GAAP net income and non-GAAP net income per diluted share for the year ended December 31, 2019 are calculated by excluding $22.6 million of stock-based compensation expense, $24.1 million of expense for change in fair value of earnout liability, $2.2 million of amortization of intangible assets, and $13.7 million of the income tax effect of these non-GAAP adjustments from GAAP net income and GAAP net income per diluted share.

Adjusted EBITDA — Adjusted EBITDA was $83.7 million for the year ended December 31, 2020 compared to $133.2 million for the year ended December 31, 2019. Excluding the impact of the $42.3 million in revenue in the fourth quarter of 2019 related to the change in estimate discussed above, adjusted EBITDA was $90.9 million for the year ended December 31, 2019.

Approved Members and New Paying Members

Approved Members — The number of approved members for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Medicare Part D Prescription Drug Plans, was 502,560 for the year ended December 31, 2020, a 16% increase compared to 434,926 for the year ended December 31, 2019. The number of approved members for Medicare Advantage products was 387,652 for the year ended December 31, 2020, a 39% increase compared to 279,561 for the year ended December 31, 2019. The number of approved members for major medical individual and family plan products was 33,328 for the year ended December 31, 2020, a 4% increase compared to 32,186 for the year ended December 31, 2019.

New Paying Members — The number of new paying members for all Medicare products was 465,398 for the year ended December 31, 2020, a 30% increase compared to 357,416 for the year ended December 31, 2019. The number of new paying members for Medicare Advantage products was 324,916 for the year ended December 31, 2020, a 38% increase compared to 235,978 for the year ended December 31, 2019. The number of new paying members for major medical individual and family plan products was 30,657 for the year ended December 31, 2020, a 1% decrease compared to 30,997 for the year ended December 31, 2019. New paying members consist of approved members from the period presented and any periods prior to the period presented from whom we have received an initial commission payment during the period presented.

Online Submitted Applications — The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform, which is a combination of agent unassisted and partially agent assisted online applications, increased from 26.9% for the year ended December 31, 2019 to 36.6% for the year ended December 31, 2020.

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(1) See Non-GAAP Financial Information section in this press release for definitions of our non-GAAP financial measures.

Cash — Fiscal Year Results

Cash Flows — Net cash used in operating activities was $107.9 million for the year ended December 31, 2020 compared to net cash used in operating activities of $71.5 million for the year ended December 31, 2019.

2021 Guidance

Based on information available as of February 18, 2021, eHealth is providing its guidance for the full year ending December 31, 2021, excluding the potential impact from the agreement with H.I.G. Capital for a $225 million investment announced on January 29, 2021. These expectations are forward-looking statements and eHealth assumes no obligation to update these statements. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in eHealth’s annual and quarterly filings with the Securities and Exchange Commission.

The following guidance is for the full year ending December 31, 2021:

•Total revenue is expected to be in the range of $660.0 million to $700.0 million. Revenue from the Medicare segment is expected to be in the range of $621.0 million to $659.0 million. Revenue from the Individual, Family and Small Business segment is expected to be in the range of $39.0 million to $41.0 million.

•GAAP net income is expected to be in the range of $42.0 million to $57.0 million.

•Adjusted EBITDA(a) is expected to be in the range of $100.0 million to $115.0 million.

•Medicare segment profit(b) is expected to be in the range of $138.0 million to $155.0 million, and Individual, Family and Small Business segment profit is expected to be in the range of $18.0 million to $19.0 million.

•Corporate(c) shared service expenses, excluding stock-based compensation and depreciation and amortization expense, is expected to be in the range of $56.0 million to $59.0 million.

•Cash used in operations is expected to be in the range of $85.0 million to $95.0 million, and cash used for capital expenditures is expected to be in the range of $24.0 million to $27.0 million.

•GAAP net income per diluted share is expected to be in the range of $1.53 to $2.08 per share.

•Non-GAAP net income per diluted share(a) is expected to be in the range of $2.77 to $3.26 per share.

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(a)	See Non-GAAP Financial Information section of this press release for definitions of our non-GAAP financial measures.
(b)
Segment profit is calculated as revenue for the applicable segment less marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring charges, and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect marketing and advertising, customer care and enrollment and technology and content operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring charges, and amortization of intangible assets, allocated to the applicable segment based on usage.

(c)
Corporate consists of other indirect general and administrative operating expenses, excluding stock-based compensation and depreciation and amortization expense, which are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments.

Webcast and Conference Call Information

A Webcast and conference call will be held today, Thursday, February 18, 2021 at 5:00 p.m. Eastern / 2:00 p.m. Pacific Time. The live Webcast and supporting presentation slides will be available on the Investor Relations section of eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing (877) 930-8066 for domestic callers and (253) 336-8042 for international callers. The participant passcode is 5692252. A telephone replay will be available two hours following the conclusion of the call for a period of seven days and can be accessed by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The call ID for the replay is 5692252. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.

eHealth, Inc. (NASDAQ: EHTH) operates a leading health insurance marketplace at eHealth.com and eHealthMedicare.com with technology that provides consumers with health insurance enrollment solutions. Since 1997, we have connected more than 8 million members with quality, affordable health insurance, Medicare options, and ancillary plans. Our proprietary marketplace offers Medicare Advantage, Medicare Supplement, Medicare Part D prescription drug, individual, family, small business and other plans from over 180 health insurance carriers across fifty states and the District of Columbia.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our expected growth and financial performance, our strategy to drive growth, increase quality of enrollments and achieve higher lifetime values, our member retention program, expectations regarding agent productivity, customer engagement and Medicare enrollment growth, our ability to correct issues that impacted our performance, our estimates regarding total membership, Medicare membership, Individual and Family plan membership and ancillary and small business membership, our estimates regarding constrained lifetime values of commissions per member by product category, our estimates regarding costs per approved member, and our guidance for the full year ending December 31, 2021, including our guidance for total revenue and revenue from our Medicare segment and our Individual, Family and Small Business segment, GAAP net income, Adjusted EBITDA, profit from our Medicare segment and our Individual, Family and Small Business segment, Corporate shared service expense, cash used in operations and cash used for capital expenditures, and GAAP net income per diluted share and non-GAAP net income per diluted share.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. In particular, we are required by the Accounting Standards Codification 606 — Revenue from Contracts with Customers to make numerous assumptions that are based on historical trends and our management’s judgment. These assumptions may change over time and have a material impact on our revenue recognition, guidance, and results of operations. Please review the assumptions stated in this press release carefully.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to retain existing members and enroll new members during the annual healthcare open enrollment period, the Medicare annual enrollment period and a COVID-19 related or other special enrollment period; changes in laws, regulations and guidelines, including in connection with healthcare reform or with respect to the marketing and sale of Medicare plans; competition, including competition from government-run health insurance exchanges and other sources; the seasonality of our business and the fluctuation of our operating results; our ability to accurately estimate membership, lifetime value of commissions and commissions receivable; changes in product offerings among carriers on our ecommerce platform and the resulting impact on our commission revenue; our ability to execute on our growth strategy in the Medicare market; the continued impact of the COVID-19 pandemic on our operations, business, financial condition and growth prospects, as well as on the general economy; changes in our management and key employees; exposure to security risks and our ability to safeguard the security and privacy of confidential data; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train, retain and ensure the productivity of licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; changes in the market for private health insurance; consumer satisfaction with our service; changes in member conversion rates; changes in commission rates; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy-eligible individuals through government-run health insurance exchanges; our ability to maintain and enhance our brand identity; our ability to derive desired benefits from investments in our business, including membership growth and retention initiatives; reliance on marketing partners; the impact of our direct-to-consumer email, telephone and television marketing efforts; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; dependence on our operations in China; the restrictions in our debt obligations; the restrictions in our agreement with H.I.G. Capital; compliance with insurance and other laws and regulations; the outcome of litigation in which we are involved; and the performance, reliability and availability of our information technology systems, ecommerce platform and underlying network infrastructure. Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov.

All forward-looking statements in this press release are based on information available to eHealth as of the date hereof, and eHealth does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with non-GAAP financial measures, including non-GAAP net income; non-GAAP net income per diluted share; and adjusted EBITDA.

•Non-GAAP net income consists of GAAP net income excluding the following items:
▪the effects of expensing stock-based compensation related to stock options and restricted stock units,
▪change in fair value of earnout liability,
▪restructuring and reorganization charges,
▪purchase price adjustments,
▪amortization of intangible assets,
▪other non-recurring charges (as noted below), and
▪the income tax impact of non-GAAP adjustments.

•Non-GAAP net income per diluted share consists of GAAP net income per diluted share excluding the following items:
▪the effects of expensing stock-based compensation related to stock options and restricted stock units per diluted share,
▪change in fair value of earnout liability per diluted share,
▪restructuring and reorganization charges per diluted share,
▪purchase price adjustments per diluted share,
▪amortization of intangible assets per diluted share,
▪other non-recurring charges (as noted below) per diluted share, and
▪the income tax impact of non-GAAP adjustments per diluted share.

•Adjusted EBITDA is calculated by excluding the impacts of interest income and expense, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, change in fair value of earnout liability, restructuring and reorganization charges, purchase price adjustments, amortization of intangible assets, other income (expenses), net, convertible preferred stock dividends and other non-recurring charges to GAAP net income. Other non-recurring charges to GAAP net income may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, and the cumulative effect of a change in accounting principles.

eHealth believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provide an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP net income, non-GAAP net income per diluted share and Adjusted EBITDA are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP net income and GAAP net income per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact

Kate Sidorovich, CFA
Vice President, Investor Relations
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
650-210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

(Tables to Follow)

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2020	December 31, 2019
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$43,759	$23,466
Short-term marketable securities	49,620	—
Accounts receivable	1,799	2,332
Contract assets – commissions receivable – current	219,153	174,526
Prepaid expenses and other current assets	16,661	7,822
Total current assets	330,992	208,146
Contract assets – commissions receivable – non-current	573,252	414,696
Property and equipment, net	14,609	10,518
Operating lease right-of-use assets	42,558	36,621
Restricted cash	3,354	3,354
Other assets	26,455	18,004
Intangible assets, net	8,569	10,062
Goodwill	40,233	40,233
Total assets	$1,040,022	$741,634
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$36,921	$24,554
Accrued compensation and benefits	20,542	29,578
Accrued marketing expenses	17,788	12,041
Earnout liability – current	—	37,273
Lease liabilities – current	5,192	4,759
Deferred revenue	308	2,570
Other current liabilities	3,657	2,210
Total current liabilities	84,408	112,985
Deferred income taxes – non-current	72,317	64,130
Lease liabilities – non-current	41,369	34,305
Other non-current liabilities	4,370	3,050
Stockholders’ equity:
Common stock	38	35
Additional paid-in capital	721,013	455,159
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	316,155	271,852
Accumulated other comprehensive income	350	116
Total stockholders’ equity	$837,558	$527,164
Total liabilities and stockholders’ equity	$1,040,022	$741,634

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Commission	$254,203	$282,081	$508,189	$466,676
Other	39,113	19,667	74,585	39,525
Total revenue	293,316	301,748	582,774	506,201
Operating costs and expenses:
Cost of revenue	1,923	1,956	4,083	2,738
Marketing and advertising	105,298	77,392	209,340	150,249
Customer care and enrollment	71,870	52,737	172,895	134,304
Technology and content	18,402	15,598	65,188	47,085
General and administrative	16,144	21,402	76,452	64,150
Amortization of intangible assets	286	546	1,493	2,187
Change in fair value of earnout liability	—	8,973	—	24,079
Total operating costs and expenses	213,923	178,604	529,451	424,792
Income from operations	79,393	123,144	53,323	81,409
Other income (expenses), net	(58)	266	666	2,090
Income before income taxes	79,335	123,410	53,989	83,499
Provision for income taxes	19,462	34,586	8,539	16,612
Net income	$59,873	$88,824	$45,450	$66,887

Net income per share:
Basic	$2.25	$3.74	$1.75	$2.90
Diluted	$2.20	$3.58	$1.68	$2.73
Weighted-average number of shares used in per share:
Basic	26,583	23,772	26,025	23,075
Diluted	27,195	24,836	27,014	24,539
_____________ (1) Includes stock-based compensation as follows:
Marketing and advertising	$(36)	$2,018	$5,102	$4,230
Customer care and enrollment	961	524	2,723	1,451
Technology and content	2,495	1,665	5,460	3,611
General and administrative	30	4,946	11,887	13,278
Total stock-based compensation expense	$3,450	$9,153	$25,172	$22,570

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating activities:
Net income	$59,873	$88,824	$45,450	$66,887
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,090	830	3,694	2,983
Amortization of internally developed software	2,449	1,378	7,756	3,821
Amortization of intangible assets	286	546	1,493	2,187
Stock-based compensation expense	3,450	9,153	25,172	22,570
Deferred income taxes	19,799	34,363	8,817	16,197
Change in fair value of earnout liability	—	8,973	—	24,079
Other non-cash items	670	181	1,091	(755)
Changes in operating assets and liabilities:
Accounts receivable	2,055	(1,650)	533	1,270
Contract assets – commissions receivable	(188,437)	(231,486)	(205,209)	(243,364)
Prepaid expenses and other assets	3,218	8,880	(6,180)	(466)
Accounts payable	15,490	6,539	12,294	19,694
Accrued compensation and benefits	(1,598)	11,438	(9,036)	8,814
Accrued marketing expenses	11,196	7,955	5,747	1,028
Deferred revenue	(26,163)	(6,513)	(2,262)	1,694
Accrued expenses and other liabilities	(279)	3,811	2,780	1,869
Net cash used in operating activities	(96,901)	(56,778)	(107,860)	(71,492)
Investing activities:
Capitalized internal-use software and website development costs	(3,923)	(3,875)	(16,005)	(10,231)
Purchases of property and equipment and other assets	(1,297)	(1,025)	(7,751)	(6,641)
Purchases of marketable securities	—	—	(180,505)	—
Proceeds from redemption and maturities of marketable securities	60,228	—	130,978	—
Payments for security deposits	—	—	—	(72)
Net cash provided by (used in) investing activities	55,008	(4,900)	(73,283)	(16,944)
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	—	228,024	126,051
Net proceeds from exercise of common stock options	364	367	1,941	5,535
Repurchase of shares to satisfy employee tax withholding obligations	(2,634)	(2,770)	(19,808)	(14,281)
Debt issuance costs	—	(517)	—	(517)
Repayment of debt	—	—	—	(5,000)
Acquisition-related contingent payments	—	—	(8,751)	(9,542)
Principal payments in connection with leases	(36)	(24)	(157)	(105)
Net cash provided by (used in) financing activities	(2,306)	(2,944)	201,249	102,141
Effect of exchange rate changes on cash, cash equivalents and restricted cash	125	18	187	26
Net increase (decrease) in cash, cash equivalents and restricted cash	$(44,074)	$(64,604)	$20,293	$13,731
Cash, cash equivalents and restricted cash at beginning of period	91,187	91,424	26,820	13,089
Cash, cash equivalents and restricted cash at end of period	$47,113	$26,820	$47,113	$26,820

EHEALTH, INC.
SEGMENT INFORMATION
(In thousands, unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2020	2019		2020	2019
Revenue
Medicare (1)	$269,871	$282,604	(5)%	$516,762	$446,961	16%
Individual, Family and Small Business (2)	23,445	19,144	22%	66,012	59,240	11%
Total revenue	$293,316	$301,748	(3)%	$582,774	$506,201	15%
Segment profit
Medicare segment profit (3)	$82,583	$149,317	(45)%	$101,963	$155,234	(34)%
Individual, Family and Small Business segment profit (3)	15,924	8,323	91%	39,383	23,368	69%
Total segment profit	98,507	157,640	(38)%	141,346	178,602	(21)%
Corporate (4)	(14,288)	(14,994)	(5)%	(57,664)	(45,374)	27%
Stock-based compensation expense	(3,450)	(9,153)	(62)%	(25,172)	(22,570)	12%
Change in fair value of earnout liability	—	(8,973)	(100)%	—	(24,079)	(100)%
Depreciation and amortization	(1,090)	(830)	31%	(3,694)	(2,983)	24%
Amortization of intangible assets	(286)	(546)	(48)%	(1,493)	(2,187)	(32)%
Other income (expenses), net	(58)	266	*	666	2,090	(68)%
Income before income taxes	$79,335	$123,410	(36)%	$53,989	$83,499	(35)%
__________

* Percentage not meaningful.

Segment Information

We evaluate our business performance and manage our operations as two distinct reporting segments:
•Medicare; and
•Individual, Family and Small Business.

(1)
The Medicare segment consists primarily of amounts earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, and to a lesser extent, ancillary products sold to our Medicare-eligible customers, including but not limited to, dental and vision plans, as well as our advertising program that allows Medicare-related carriers to purchase advertising on a separate website developed, hosted and maintained by us and our delivery and sale to third parties of Medicare-related health insurance leads generated by our ecommerce platforms and our marketing activities.

(2)
The Individual, Family and Small Business segment consists primarily of amounts earned from our sale of individual, family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, and short-term insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology, and our delivery and sale to third parties of individual and family health insurance leads generated by our ecommerce platforms and our marketing activities.

(3)	Segment profit is calculated as revenue for the applicable segment less marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring charges, and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect marketing and advertising, customer care and enrollment and technology and content operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring charges, and amortization of intangible assets, allocated to the applicable segment based on usage.
(4)
Corporate consists of other indirect general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, which are managed in a corporate shared services environment and, because they are not the responsibility of segment operating management, are not allocated to the reportable segments.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE BY PRODUCT
(In thousands, unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2020	2019		2020	2019
Medicare:
Medicare Advantage	$206,147	$226,625	(9)%	$374,981	$339,810	10%
Medicare Supplement	16,142	15,263	6%	48,526	40,345	20%
Medicare Part D	5,761	20,918	(72)%	12,909	26,824	(52)%
Total Medicare	228,050	262,806	(13)%	436,416	406,979	7%
Individual and Family: (1)
Non-Qualified Health Plans	8,228	5,967	38%	20,813	17,559	19%
Qualified Health Plans	2,297	1,966	17%	5,856	6,866	(15)%
Total Individual and Family	10,525	7,933	33%	26,669	24,425	9%
Ancillaries:
Short-term	2,770	3,362	(18)%	9,494	10,524	(10)%
Dental	3,563	2,100	70%	9,354	5,238	79%
Vision	1,668	708	136%	3,896	2,002	95%
Other	1,699	1,207	41%	4,392	3,985	10%
Total Ancillaries	9,700	7,377	31%	27,136	21,749	25%
Small Business	2,593	3,346	(23)%	9,568	9,922	(4)%
Commission Bonus	3,335	619	439%	8,400	3,601	133%
Total Commission Revenue	$254,203	$282,081	(10)%	$508,189	$466,676	9%
_______

(1)
We define our individual and family plan offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans. Individual and family health insurance plans include both qualified and non-qualified plans. Qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are offered through the government-run health insurance exchange in the relevant jurisdiction. Non-qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are not offered through the exchange in the relevant jurisdiction. Individuals that purchase non-qualified health plans cannot receive a subsidy in connection with the purchase of those plans.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE SUMMARY
(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Medicare:
Commission Revenue from Members Approved During the Period (1)	$235,392	$214,018	$440,722	$355,916
Net Commission Revenue from Members Approved in Prior Periods (2)	(3,301)	50,066	5,665	55,292
Total Medicare Segment Commission Revenue	232,091	264,084	446,387	411,208
Individual, Family and Small Business:
Commission Revenue from Members Approved During the Period (1)	7,801	8,211	21,971	22,614
Net Commission Revenue from Members Approved in Prior Periods (2)	14,311	9,786	39,831	32,854
Total Individual, Family and Small Business Segment Commission Revenue	$22,112	$17,997	$61,802	$55,468
Total Commission Revenue	$254,203	$282,081	$508,189	$466,676
________

(1)	These amounts include commission bonus revenue.
(2)
These amounts reflect our revised estimates of cash collections for certain members approved prior to the relevant reporting period that are recognized as net adjustment revenue within the relevant reporting period. The net adjustment revenue includes both increases in revenue for certain prior period cohorts as well as reductions in revenue for certain prior period cohorts.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
APPROVED MEMBERS
(Unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2020	2019		2020	2019
Medicare:
Medicare Advantage	217,278	167,073	30%	387,652	279,561	39%
Medicare Supplement	13,463	16,178	(17)%	40,551	42,688	(5)%
Medicare Part D	50,303	89,993	(44)%	74,357	112,677	(34)%
Total Medicare	281,044	273,244	3%	502,560	434,926	16%
Individual and Family:
Non-Qualified Health Plans	9,295	9,937	(6)%	19,578	20,187	(3)%
Qualified Health Plans	4,986	4,610	8%	13,750	11,999	15%
Total Individual and Family	14,281	14,547	(2)%	33,328	32,186	4%
Ancillaries:
Short-term	10,272	13,996	(27)%	41,640	58,687	(29)%
Dental	12,887	11,619	11%	40,455	43,640	(7)%
Vision	6,510	6,283	4%	18,581	21,391	(13)%
Other	3,008	5,326	(44)%	14,270	22,980	(38)%
Total Ancillaries	32,677	37,224	(12)%	114,946	146,698	(22)%
Small Business	4,615	6,317	(27)%	14,809	16,685	(11)%
Total Approved Members	332,617	331,332	—%	665,643	630,495	6%

Approved Members
Approved members represents the number of individuals on submitted applications that were approved by the relevant insurance carrier for the identified product during the relevant period. Approved members may not pay for their plan and become paying members.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
NEW PAYING MEMBERS
(Unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2020	2019		2020	2019
Medicare:
Medicare Advantage	136,857	116,351	18%	324,916	235,978	38%
Medicare Supplement	9,263	11,942	(22)%	35,649	37,069	(4)%
Medicare Part D	26,245	28,599	(8)%	104,833	84,369	24%
Total Medicare	172,365	156,892	10%	465,398	357,416	30%
Individual and Family:
Non-Qualified Health Plans	2,359	2,146	10%	18,279	20,687	(12)%
Qualified Health Plans	1,778	886	101%	12,378	10,310	20%
Total Individual and Family	4,137	3,032	36%	30,657	30,997	(1)%
Ancillaries:
Short-term	9,660	12,678	(24)%	41,953	62,124	(32)%
Dental	11,405	9,688	18%	38,253	42,439	(10)%
Vision	3,958	3,874	2%	17,128	21,332	(20)%
Other	2,629	4,144	(37)%	13,918	21,601	(36)%
Total Ancillaries	27,652	30,384	(9)%	111,252	147,496	(25)%
Small Business	2,550	4,000	(36)%	14,362	17,606	(18)%
Total New Paying Members	206,704	194,308	6%	621,669	553,515	12%

New Paying Members

New paying members consist of approved members from the period presented and any periods prior to the period presented from whom we have received an initial commission payment during the period presented.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP
(Unaudited)

	As of December 31,		% Change
	2020	2019
Medicare: (1)
Medicare Advantage	533,282	404,694	32%
Medicare Supplement	104,188	93,477	11%
Medicare Part D	238,503	212,478	12%
Total Medicare	875,973	710,649	23%
Individual and Family (2)	116,247	128,487	(10)%
Ancillaries: (3)
Short-term	23,088	27,862	(17)%
Dental	118,647	127,083	(7)%
Vision	68,587	71,277	(4)%
Other	37,033	38,119	(3)%
Total Ancillaries	247,355	264,341	(6)%
Small Business (4)	45,771	42,638	7%
Total Estimated Membership	1,285,346	1,146,115	12%

_____________

(1)
To estimate the number of members on Medicare-related health insurance plans, we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation.

(2)	To estimate the number of members on Individual and Family health insurance plans ("IFP"), we take the sum of (i) the number of IFP members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation.
(3)	To estimate the number of members on ancillary health insurance plans (such as short-term, dental and vision insurance), we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers.
(4)	To estimate the number of members on small business health insurance plans, we use the number of initial members at the time the group was approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us. Health insurance carriers often do not communicate policy cancellation information or group size changes to us. We often are made aware of policy cancellations and group size changes at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP (Continued)
(Unaudited)

Estimated Membership
Estimated membership represents the estimated number of members active as of the date indicated based on the number of members for whom we have received or applied a commission payment during the month of estimation.
Health insurance carriers bill and collect insurance premiums paid by our members. The carriers do not report to us the number of members that we have as of a given date. The majority of our members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date.
After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. As a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions on our membership retention. Healthcare reform and its impacts as well as other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINED LIFETIME VALUE OF
COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2020	2019		2020	2019
Medicare
Medicare Advantage (1)	$949	$1,052	(10)%	$952	$1,013	(6)%
Medicare Supplement (1)	1,121	990	13%	1,125	979	15%
Medicare Part D (1)	198	233	(15)%	215	238	(10)%
Individual and Family
Non-Qualified Health Plans (1)	216	252	(14)%	203	213	(5)%
Qualified Health Plans (1)	299	267	12%	265	217	22%
Ancillaries
Short-term (1)	189	135	40%	162	101	60%
Dental (1)	94	77	22%	79	70	13%
Vision (1)	64	63	2%	55	56	(2)%
Small Business (2)	172	158	9%	157	159	(1)%

Constrained Lifetime Value of Commissions Per Approved Member

(1)
Constrained lifetime value (“LTV”) of commissions per approved member represents commissions estimated to be collected over the estimated life of an approved member’s policy after applying constraints in accordance with our revenue recognition policy. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship. These factors may result in varying values from period to period.

(2)	For small business, the amount represents the estimated commissions we expect to collect from the plan over the following twelve months. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship and applied constraints. These factors may result in varying values from period to period.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
EXPENSE METRICS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2020	2019		2020	2019
Medicare:
Estimated customer care and enrollment ("CC&E") cost per approved Medicare Advantage ("MA")-equivalent approved member (1)	$286	$242	18%	$368	$355	4%
Estimated variable marketing cost per MA-equivalent approved member (1)	401	317	26%	384	330	16%
Total Medicare estimated cost per approved member	$687	$559	23%	$752	$685	10%
Individual and Family Plan ("IFP"):
Estimated CC&E cost per IFP-equivalent approved member (2)	$75	$80	(6)%	$92	$102	(10)%
Estimated variable marketing cost per IFP-equivalent approved member (2)	133	104	28%	83	67	24%
Total IFP estimated cost per approved member	$208	$184	13%	$175	$169	4%
_____________

(1)
MA-equivalent approved members is a derived metric with a Medicare Part D approved member being weighted at 25% of a Medicare Advantage member and a Medicare Supplement member based on their relative LTVs at the time of our adoption of Accounting Standards Codification 606 – Revenue from Contracts with Customers (“ASC 606”). We calculate the number of approved MA-equivalent members by adding the total number of approved Medicare Advantage and Medicare Supplement members and 25% of the total number of approved Medicare Part D members during the period presented.

(2)
IFP-equivalent approved members is a derived metric with a short-term approved member being weighted at 33% of a major medical individual and family health insurance plan member based on their relative LTVs at the time of our adoption of ASC 606. We calculate the number of approved IFP-equivalent members by adding the total number of approved qualified and non-qualified health plan members and 33% of the total number of short-term approved members during the period presented.

Expense Metrics Per Approved Member
Marketing initiatives are an important component of our strategy to increase revenue and are primarily designed to encourage consumers to complete an application for health insurance. Variable marketing cost represents direct costs incurred in member acquisition from our direct, marketing partners and online advertising channels. In addition, we incur customer care and enrollment expenses in assisting applicants during the enrollment process.

The numerator used to calculate each metric is the portion of the respective operating expenses for marketing and advertising and customer care and enrollment that is directly related to member acquisition for our sale of Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans (collectively, the “Medicare Plans”) and for all IFP plans including individual and family plans and short-term health insurance (collectively, the “IFP Plans”), respectively. The denominator used to calculate each metric is based on a derived metric that represents the relative value of the new members acquired. For Medicare Plans, we call this derived metric Medicare Advantage (“MA”)-equivalent members, and for IFP Plans, we call this derived metric IFP-equivalent members. The calculations for MA-equivalent members and for IFP-equivalent members are based on the weighted number of approved members for Medicare Plans and IFP Plans during the period, with the number of approved members adjusted based on the relative LTV of the product they are purchasing. Since the LTV for any product fluctuates from period to period, the weight given to each product was determined based on their relative LTVs at the time of our adoption of ASC 606.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP net income	$59,873	$88,824	$45,450	$66,887
Stock-based compensation expense (1)	3,450	9,153	25,172	22,570
Change in fair value of earnout liability (2)	—	8,973	—	24,079
Amortization of intangible assets (3)	286	546	1,493	2,187
Tax effect of non-GAAP adjustments (4)	(553)	(4,965)	(6,520)	(13,747)
Non-GAAP net income	$63,056	$102,531	$65,595	$101,976

GAAP net income per diluted share	$2.20	$3.58	$1.68	$2.73
Stock-based compensation expense (1)	0.13	0.37	0.93	0.92
Change in fair value of earnout liability (2)	—	0.36	—	0.98
Amortization of intangible assets (3)	0.01	0.02	0.06	0.09
Tax effect of non-GAAP adjustments (4)	(0.02)	(0.20)	(0.24)	(0.56)
Non-GAAP net income per diluted share	$2.32	$4.13	$2.43	$4.16

GAAP net income	$59,873	$88,824	$45,450	$66,887
Stock-based compensation expense (1)	3,450	9,153	25,172	22,570
Change in fair value of earnout liability (2)	—	8,973	—	24,079
Depreciation and amortization (5)	1,090	830	3,694	2,983
Amortization of intangible assets (3)	286	546	1,493	2,187
Other expenses (income), net (6)	58	(266)	(666)	(2,090)
Provision for income taxes (7)	19,462	34,586	8,539	16,612
Adjusted EBITDA	$84,219	$142,646	$83,682	$133,228

Explanation of Adjustments

(1)	Non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.
(2)
Non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA exclude the change in fair value of earnout liability related to the acquisition of GoMedigap, which was completed in January 2018.

(3)	Non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA exclude amortization of intangible assets.
(4)	Non-GAAP net income, non-GAAP net income per diluted share exclude the tax effect of non-GAAP adjustments.
(5)	Adjusted EBITDA excludes depreciation and amortization.
(6)	Adjusted EBITDA excludes other expense (income), net.
(7)	Adjusted EBITDA excludes provision for income taxes.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA EXCLUDING CHANGES IN ESTIMATES
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP net income	$59,873	$88,824	$45,450	$66,887
Change in estimate	—	(42,308)	—	(42,308)
Stock-based compensation expense (1)	3,450	9,153	25,172	22,570
Change in fair value of earnout liability (2)	—	8,973	—	24,079
Depreciation and amortization (3)	1,090	830	3,694	2,983
Amortization of intangible assets (4)	286	546	1,493	2,187
Other income, net (5)	58	(266)	(666)	(2,090)
Provision for income taxes (6)	19,462	34,586	8,539	16,612
Adjusted EBITDA excluding changes in estimates	$84,219	$100,338	$83,682	$90,920

Explanation of Adjustments

(1)	Adjusted EBITDA exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.
(2)	Adjusted EBITDA exclude the change in fair value of earnout liability related to the acquisition of GoMedigap, which was completed in January 2018.
(3)	Adjusted EBITDA excludes depreciation and amortization.
(4)	Adjusted EBITDA exclude amortization of intangible assets.
(5)	Adjusted EBITDA excludes other income, net.
(6)	Adjusted EBITDA excludes provision for income taxes.

EHEALTH, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GUIDANCE (1)
(In millions, except per share amounts, unaudited)

	Year Ending December 31, 2021
	Low	High
GAAP net income	$42.0	$57.0
Stock-based compensation expense	39.0	37.0
Restructuring Charges	2.1	2.1
Amortization of intangible assets	1.5	1.5
Tax effect of non-GAAP adjustments	(8.5)	(8.1)
Non-GAAP net income	$76.1	$89.5

GAAP net income per diluted share	$1.53	$2.08
Stock-based compensation expense	1.42	1.35
Restructuring Charges	0.08	0.08
Amortization of intangible assets	0.05	0.05
Tax effect of non-GAAP adjustments	(0.31)	(0.29)
Non-GAAP net income per diluted share	$2.77	$3.26

GAAP net income	$42.0	$57.0
Stock-based compensation expense	39.0	37.0
Depreciation and amortization	5.5	4.5
Restructuring Charges	2.1	2.1
Amortization of intangible assets	1.5	1.5
Other income, net	(1.5)	(2.5)
Provision for income taxes	11.4	15.4
Adjusted EBITDA	$100.0	$115.0
_______

(1)	See Non-GAAP Financial Information section for definitions of our non-GAAP financial measures.